UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 30, 2019

REVOLUTION LIGHTING TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-23590	59-3046866
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

177 Broad Street, Stamford, Connecticut	06901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (203) 504-1111

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock	RVLT	Nasdaq Capital Market

Item 1.01 Entry into a Material Definitive Agreement.

Second Amendment to Forbearance Agreement and Sixteenth Amendment to Credit Facility

On April 30, 2019, Revolution Lighting Technologies, Inc. (“Revolution” or the “Company”) and its direct and indirect subsidiaries (collectively, the “Obligors”) entered into a Second Amendment to Forbearance Agreement and Sixteenth Amendment (the “Sixteenth Amendment”) to its loan and security agreement (the “Loan Agreement”) with Bank of America N.A. (“Bank of America”). Under the terms of the Sixteenth Amendment, Bank of America agreed to forebear, until July 31, 2019, from exercising its rights and remedies as a result of breaches of certain covenants under the Loan Agreement, including the Company’s failure to deliver to Bank of America consolidated balance sheets as of the end of fiscal year 2018 and to maintain a minimum fixed charge coverage ratio of 1.1 to 1.0 for the fiscal quarter ended March 31, 2019, and its expected inability to maintain such minimum fixed charge coverage ratio for the fiscal quarter ending June 30, 2019. If the Company is not able to obtain a further amendment of the Loan Agreement or extend the forbearance, all principal, interest and other amounts outstanding under the Loan Agreement will become due and payable upon the earlier of 5 p.m. on July 31, 2019 or any Termination Event (as defined in the Loan Agreement, as previously amended).

In the Sixteenth Amendment, Bank of America agreed to continue lending to the Company under the revolving credit facility provided by the Loan Agreement through July 31, 2019, subject to the Company continuing to comply with its obligations under the Sixteenth Amendment, including not allowing any additional Defaults or Events of Default (as defined in the Loan Agreement) to occur. Under the Sixteenth Amendment, Base Rate Revolver Loans (as defined in the Loan Agreement) shall have an interest rate equal to the Base Rate (as defined in the Loan Agreement) plus 3.25%, and LIBOR Revolver Loans (as defined in the Loan Agreement) shall have an interest rate equal to LIBOR plus 4.25%. Such interest rates may be reduced by 0.25% if the Company (i) meets certain field examination obligations, as summarized below, and Bank of America receives an updated borrowing base certificate in substantial conformity with the results of such field examination and (ii) is not subject to any Default or Events of Default other than the defaults subject to forbearance in the Sixteenth Amendment. In the event the Obligors have not delivered sufficient information regarding the Obligors’ inventory to Hilco Valuation Services, LLC (“Hilco”) by May 6, 2019, such interest rates shall be increased by 0.25% until satisfactory evidence of such delivery has been provided to Bank of America.

In exchange for the forbearance granted under the Sixteenth Amendment, the Company agreed, among other things, to (i) pay a $12,500 fee, (ii) provide evidence to Lender by May 6, 2019 that Obligors have delivered sufficient information regarding the Obligors’ inventory to Hilco, so that Hilco may conduct a full appraisal of such inventory, (iii) fully cooperate with Bank of America’s field examiner to ensure that Bank of America shall receive a full inspection, audit and/or field examination of the Obligors’ books and records by May 31, 2019 (the “Field Report”), (iv) allow Bank of America to communicate directly with the Obligors’ financial consultant regarding all services to be rendered by such consultant to the Obligors, (v) not terminate or materially alter the engagement of the Obligors’ financial consultant without Bank of America’s consent, (vi) limit the cumulative use of cash by the Company for April, May and June 2019 in accordance with a new cash burn schedule, (vii) provide Bank of America with weekly updated cash flow reports and (viii) pay Bank of America’s expenses, including attorneys’ fees, in connection with the Sixteenth Amendment. Further, the Company agreed that Bank of America’s obligation to make revolver loans and issue letters of credit is immediately reduced from $32.5 million to $30.0 million.

Pursuant to the Sixteenth Amendment, Bank of America reserves the right to, in its sole discretion, make changes to advance rates or availability reserves, such changes to be implemented within 15 days of receipt of the Field Report.

As previously disclosed, Robert V. LaPenta, Sr., the Company’s Chairman, CEO and President, and his affiliate, Aston Capital, LLC (“Aston”), have funded the Company through continued periodic loans, and the Company previously issued a consolidated note, dated as of November 21, 2018, to Mr. LaPenta and Aston (the “Consolidated Note”) to reflect these loans. Subsequent to the issuance of the Consolidated Note, Mr. LaPenta has also made additional loans to the Company, and the Company may borrow additional funds from Mr. LaPenta (each, “Additional LaPenta Loans”). The Sixteenth Amendment increased the aggregate principal amount of Additional LaPenta Loans which can be made to the Company from $11.0 million to $16.0 million. Any Additional LaPenta Loans must be made pursuant to notes on the same terms as the Consolidated Note and will be subject to approval by the Audit Committee of the Company’s Board of Directors (the “Board of Directors”). Any Additional LaPenta

Loans to the Company in excess of $16.0 million would require the approval of both the Audit Committee of the Board of Directors and Bank of America. In addition, the Sixteenth Amendment limits the amount of cash payments that the Company may make for scheduled principal and interest payments on the Consolidated Note and any Additional LaPenta Loans to $125,000 per month. As of the effective date of the Sixteenth Amendment, the aggregate principal amount of Additional LaPenta Loans was $11.0 million.

As of April 30, 2019, the Company had total debt of approximately $71.9 million, including aggregate principal and interest outstanding under the Company’s line of credit with Bank of America of approximately $20.6 million, aggregate principal and interest outstanding under loans from Mr. LaPenta and Aston of approximately $49.9 million and approximately $1.4 million from other sources. As of April 30, 2019, the Company estimates that it had $1.5 million of available liquidity, reflecting its net cash position plus the remaining borrowing availability under the Loan Agreement. To the extent that the Company obtains access to higher levels of collateral, it may also borrow additional funds under Loan Agreement up to the maximum of $30.0 million.

The Company will likely need additional funding to continue its operations beyond the end of the second quarter of 2019. The extent of additional funds required will depend on the Company’s results of operations in the second quarter of 2019 and future periods, the amount of time and expense necessary to complete the previously announced SEC investigation of the Company and the review being conducted by the Audit Committee of the Board of Directors, and any other related costs. The Company plans to work with Bank of America to further amend the Loan Agreement to provide for ongoing borrowing availability and a continuing forbearance following July 31, 2019. However, there can be no assurance that the Company will obtain such an amendment. Any failure to obtain such an amendment under the Loan Agreement could result in the exercise of remedies by Bank of America, including the acceleration of amounts due under the Loan Agreement, and cause the Company to become unable to operate as a going concern.

The foregoing description of the Sixteenth Amendment is not complete and is qualified in its entirety by reference to the full text of the Sixteenth Amendment, which is attached to this Form 8-K as Exhibit 99.1.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure under Item 1.01 relating to the Sixteenth Amendment is incorporated by reference in its entirety in this Item 2.03.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 1, 2019, James A. DePalma, the Company’s Chief Financial Officer and a member of its Board of Directors, provided notice to the Company of his intention to retire from the Company for personal reasons. He resigned from his positions with the Company effective as of May 2, 2019. Mr. DePalma has indicated that he will be available, as needed, to assist the Company’s efforts to transition to a new Chief Financial Officer. He also plans to continue to cooperate with the Company’s audit committee review and investigation into accounting issues.

The Company has commenced a search for a new Chief Financial Officer. In the interim, Robert V. LaPenta will assume Mr. DePalma’s duties as principal financial officer and principal accounting officer until the Company identifies an interim or permanent Chief Financial Officer.

Forward-looking statements

Except for statements of historical fact, the matters discussed herein are “forward-looking statements” within the meaning of the applicable securities laws and regulations. The words “expects,” “believes,” “are intended,” “plans,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Forward-looking statements, including statements regarding further amendments to the Loan Agreement, the Company’s future levels of indebtedness, the Company’s future funding needs, the availability of funding from Mr. LaPenta or Bank of America and the Company’s ability to identify and hire a new Chief Financial Officer, involve risks and uncertainties that may cause actual results to differ materially from those stated here as a result of various factors. Forward-looking statements reflect the views of the Company’s management as of the date hereof. Readers are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to revise these statements to reflect subsequent developments.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Second Amendment to Forbearance Agreement and Sixteenth Amendment to Loan and Security Agreement, dated April 30, 2019, among Revolution Lighting Technologies, Inc., Lighting Integration Technologies, LLC, Tri-State LED DE, LLC, Value Lighting, LLC, All Around Lighting, L.L.C., Energy Source, LLC, Revolution Lighting — E-Lighting, Inc., Seesmart, LLC, TNT Energy, LLC, the Guarantors party thereto and Bank of America, N.A.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 6, 2019

REVOLUTION LIGHTING TECHNOLOGIES, INC.

By:	/s/ Robert V. LaPenta
Robert V. LaPenta, Sr.
Chief Executive Officer and President